Exhibit 10.3

PERFORMANCE SHARE UNIT AGREEMENT
Pursuant to the
CONSTELLATION BRANDS, INC.
LONG-TERM STOCK INCENTIVE PLAN

Name of Participant:

Date of Grant:

Target Number of Performance Share Units:

Service Vesting Date:

Earliest Retirement Date: (pursuant to Section 2(b)(iii))

PSU Payment Period (Pursuant to Section 3(a))	Within the two week period following the Service Vesting Date

Constellation Brands, Inc. (the “Company”) hereby awards to the designated participant (“Participant”), the opportunity to receive the Performance Share Units described herein under the Company’s Long-Term Stock Incentive Plan (the “Plan”). Performance Share Units consist of the right to receive shares of Class A Common Stock, par value $.01 per share, of the Company (“Shares”). Generally, the Participant will not receive any Performance Share Units unless specified service and performance requirements are satisfied. This Performance Share Unit Agreement is subject to the attached Terms and Conditions of Performance Share Unit Agreement (collectively with this document, this “Agreement”) and terms of the Plan.
PLEASE BE SURE TO READ ALL OF THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT. FOR EXAMPLE, IMPORTANT ADDITIONAL INFORMATION ON VESTING AND FORFEITURE OF THE PERFORMANCE SHARE UNITS COVERED BY THIS AWARD IS CONTAINED IN SECTIONS 2 THROUGH 8 OF THE TERMS AND CONDITIONS. TO THE EXTENT ANY CAPITALIZED TERMS USED IN THE TERMS AND CONDITIONS ARE NOT DEFINED HEREIN, THEY WILL HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.
BY MY ELECTRONIC ELECTION TO ACCEPT THE TERMS AND CONDITIONS OF THIS GRANT OF PERFORMANCE SHARE UNITS (WHICH SERVES AS MY ELECTRONIC SIGNATURE OF THIS AGREEMENT), I AGREE THAT MY PARTICIPATION IN THE PLAN IS GOVERNED BY THE PROVISIONS OF THE PLAN AND THIS AGREEMENT (INCLUDING ITS TERMS AND CONDITIONS AND THE APPENDIX, IF ANY, FOR MY COUNTRY OF RESIDENCE). IF I FAIL TO ACCEPT THE TERMS AND CONDITIONS OF THIS AWARD WITHIN NINETY (90) DAYS OF THE DATE OF GRANT SET FORTH ABOVE, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

TERMS AND CONDITIONS OF PERFORMANCE SHARE UNIT AGREEMENT

1.Summary. The Company hereby awards to the Participant under the Plan as a separate incentive and not in lieu of any salary or other compensation for his or her services the opportunity to receive Performance Share Units, subject to all of the terms and conditions in this Agreement and the Plan. Generally, the Participant will not receive any Performance Share Units unless the specified service and performance requirements set forth herein are satisfied.

2.Vesting in Performance Share Units.

(a)Performance and service vesting requirements. Except as otherwise provided in Section 2(b), both performance and service vesting requirements must be satisfied before the Participant can earn Performance Share Units under this Agreement. With certain exceptions noted below, the Participant will vest in his/her right to receive Performance Share Units under this Agreement if the Participant remains in continuous employment with the Company or its Subsidiaries until the Service Vesting Date (as set forth on the first page of this Agreement) and the Company achieves the performance targets specified in Schedule A. If the Participant remains in continuous employment with the Company or its Subsidiaries until the Service Vesting Date, the Participant shall vest in his/her right to receive a number of Performance Share Units based on the performance matrix set forth in Schedule A. Schedule A sets forth how the number of the Participant’s vested Performance Share Units is calculated.

(b)Special Vesting Rules.

(i)Death or PSU Disability. If the Participant dies or incurs a PSU Disability (as defined below) while employed by the Company or its Subsidiaries prior to the Service Vesting Date, the Participant shall vest in a number of Performance Share Units equal to the number of the Participant’s Target Number of Performance Share Units, provided that such Performance Share Units were not previously forfeited. A “PSU Disability” is a disability as defined under Treasury regulation section 1.409A-3(i)(4)(i)(A) which generally means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Any Performance Share Units that do not vest under this provision shall be forfeited upon the Participant’s death or PSU Disability.

(ii)Retirement. Subject to the requirements of Section 8(d), if the Participant ceases to be employed by the Company and its Subsidiaries prior to the Service Vesting Date as a result of the Participant’s Retirement at any time on or after the Earliest Retirement Date (as set forth on the first page of this Agreement), the Participant shall be deemed to have met the service vesting requirements under this Agreement and shall be eligible to receive a number of Performance Share Units equal to (X) multiplied by (Y), where: (X) equals the number of Performance Share Units to which the Participant would be entitled based on actual performance during the Valuation Period as described in the performance matrix set forth in Schedule A; and (Y) is a ratio, the numerator of which equals the number of days the Participant remained in continuous employment with the Company and its Subsidiaries from the beginning of the Valuation Period as described in the performance matrix set forth in Schedule A (“Performance Start Date”) until Retirement, and the denominator of which equals the number of days from the Performance Start Date through the end of the Valuation Period as described in the performance matrix set forth in Schedule A. For purposes of this Agreement:

(A)“Retirement” means the Participant ceases to be employed by the Company and its Subsidiaries for any reason other than Cause, death or disability (including but not limited to a PSU Disability) on or after the date the Participant attains Retirement Eligibility with respect to this Award;

(B)“Retirement Eligibility” with respect to this Award means a Participant attaining age sixty (60) and completing five (5) Full Years of continuous employment with the Company and its Subsidiaries; and

(C)“Full Year” means a twelve-month period beginning on the date of the Participant's commencement of service for the Company or a Subsidiary and each anniversary thereof.

The Participant's continuous employment with the Company and its Subsidiaries shall be determined by the Committee in its sole discretion (subject to Section 7 and other applicable requirements of Section 409A, to the extent applicable).

(iii)Other Termination. In the event that the Participant ceases to be employed by the Company or its Subsidiaries prior to the Service Vesting Date or, if earlier, the date of a PSU Change in Control for any reason other than death or Retirement, the Participant shall forfeit his/her right to all unvested and unpaid Performance Share Units. For Participants based outside of the United States, the Participant ceases to be employed with the Company and its Subsidiaries on the later of (A) the date that is the last day of any statutory notice of termination period applicable to the Participant pursuant to applicable employment standards legislation, and (B) the date that is designated by the Company or any Subsidiary as the last day of the Participant’s employment with the Company or any Subsidiary, and the date that the Participant ceases to be employed by the Company or its Subsidiaries specifically does not mean the date on which any period of reasonable notice that the Company or any Subsidiary may be required at law to provide to the Participant expires. Unless otherwise determined by the Committee, an authorized leave of absence pursuant to a written agreement or other leave entitling the Participant to reemployment in a comparable position by law or Rule shall not constitute a termination of employment for purposes of the Plan unless the Participant does not return at or before the end of the authorized leave or within the period for which re-employment is guaranteed by law or Rule. The Participant will cease to be employed by the Company or its Subsidiaries if the Participant is employed by an entity that ceases to be a Subsidiary.

(iv)Leave of Absence. Unless otherwise determined by the Committee or required under Section 409A, an authorized leave of absence pursuant to a written agreement or other leave entitling the Participant to re-employment in a comparable position by law or Rule shall not constitute a termination of employment for purposes of the Plan and shall not interrupt the Participant's continuous employment with the Company and its Subsidiaries unless the Participant does not return at or before the end of the authorized leave or within the period for which re-employment is guaranteed by law or Rule.

(v)Change in Control Termination. If a Change in Control of the Company occurs, the provision of Section 22 of the Plan shall not apply to the Performance Share Units.  If the successor or purchaser in the Change in Control has assumed the Company’s obligations with respect to the Performance Share Units or provided a substitute award as contemplated by Section 22 of the Plan and, within 24 months following the occurrence of the Change in Control, the Participant’s employment is terminated without Cause (as hereinafter defined) or if the Participant terminates employment for Good Reason (as hereinafter defined), the Participant shall become vested in the Participant’s Target Number of Performance Share Units or if a substitute award has been provided,  a number of units in the successor company (or a subsidiary or affiliate of such successor company, as applicable) that is equal in value to the Participant’s Target Number of Performance Share Units as of the effective date of the Change in Control; provided that such Performance Share Units or substitute award units were not previously forfeited.

(A)"Cause" means gross negligence or willful misconduct or commission of a felony or an act of moral turpitude determined by the Committee to be detrimental to the best interests of the Company or, if the Participant is subject to a written agreement with the Company, “Cause” shall have the meaning set forth in that agreement.

(B)"Constellation" means the Company and its Subsidiaries (and its successors).

(C)"Good Reason” means unless otherwise specifically defined in a written agreement between the Participant and Constellation, the termination of the Participant's employment for “good reason” upon 30 days’ notice to Constellation given within 90 days following the occurrence of any of the following events without his consent, each of which shall constitute a “good reason” for such termination; provided that the following events shall not constitute “good reason” if the event is remedied by Constellation within 30 days after receipt of notice given by the Participant to Constellation specifying the event:

(1)Constellation acts to materially reduce the Participant’s employment band or materially reduce Participant’s duties and responsibilities;

(2)Constellation materially reduces the amount of the Participant’s base salary, and not of other similarly situated Participants;

(3)Constellation relocates Participant’s principal place of employment by more than 50 miles; or

(4)the Company materially breaches an employment agreement or this Agreement.

3.Time and Form of Payment. Payouts of vested Performance Share Units shall be made in the form of shares of the Company’s Class A Stock. Each Performance Share Unit awarded under this Agreement consists of the right to receive one share of Class A Stock. Vested Performance Share Units shall be paid as follows:

(a)Payments for Reasons other than Death, PSU Disability or following a Change in Control Termination. The Participant’s vested Performance Share Units under Sections 2(a) and 2(b), as applicable, shall be paid during the PSU Payment Period (as set forth on the first page of this Agreement), but payment shall only be made after the Committee completes the written certification set forth in Section 7 below with respect to this Award and subject to Section 9(d) (if applicable).

(b)Death or PSU Disability. If the Participant dies or incurs a PSU Disability while employed by the Company or its Subsidiaries prior to the Service Vesting Date, the Participant’s vested Performance Share Units shall be paid within thirty (30) days following the date of the Participant’s death or PSU Disability.

(c)Change in Control Termination. If the Participant's employment is terminated following a Change in Control in accordance with Section 2(b)(v), the Participant shall receive payment within thirty (30) days following the date of the Participant's termination of employment.

4.Restrictive Covenants.

(a)The Participant agrees that (i) during the period of employment with Constellation and (ii) during any period of continued vesting following Retirement in accordance with Section 2(b), the Participant will not, without the written consent of the Company, seek or obtain a position with a Competitor (as defined below) in which the Participant will use or is likely to use any confidential information or trade secrets of Constellation, or in which the Participant has duties for such Competitor that involve Competitive Services (as defined below) and that are the same or similar to those services actually performed by the Participant for Constellation. The parties agree that the Participant may continue service on any boards of directors on which he is serving while employed by Constellation. If Participant’s employment is terminated by the Participant for Good Reason or by Constellation for any reason other than Cause, then the Company will not unreasonably withhold such consent provided the Company receives information and assurances, satisfactory to the Company, regarding the Participant’s new position.

(b)The Participant understands and agrees that the relationship between Constellation and each of their respective employees constitutes a valuable asset of Constellation and may not be converted to the Participant’s own use. Accordingly, the Participant hereby agrees that (i) during the period of employment with Constellation and (ii) during any period of continued vesting following Retirement in accordance with Section 2(b), the Participant shall not directly or indirectly, on his own behalf or on behalf of another person, solicit or induce any employee to terminate his or her employment relationship with Constellation or to enter into employment with another person. The foregoing shall not apply to employees who respond to solicitations of employment directed to the general public or who seek employment at their own initiative.

For the purposes of this Section 4, “Competitive Services” means the provision of goods or services that are competitive with any goods or services offered by Constellation including, but not limited to manufacturing, importing, exporting, distributing or selling wine, beer, liquor or other alcoholic beverages in the United States, Canada, New Zealand, Italy and/or Mexico. The parties acknowledge that Constellation may from time to time during the term of this Agreement change or increase the line of goods or services it provides and its geographic markets, and the Participant agrees that this provision shall be deemed to be amended from time to time to include such different or additional goods, services, and geographic markets to the definition of “Competitive Services” for purposes of this Section 4. “Competitor” means any individual or any entity or enterprise engaged, wholly or in part, in Competitive Services.

(c)    The Participant agrees that, due to his position of trust and confidence, the restrictions contained in this Section 4 are reasonable, and the equity compensation conferred on him in this Agreement is adequate consideration, and, since the nature of Constellation’s collective business is international in scope, the geographic restriction herein is reasonable.

(d)    The Participant acknowledges that a breach of this Section 4 will cause irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, the Participant acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, and the Company shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security. Any period of restriction set forth in this Section 4 shall be extended for a period of time equal to the duration of any breach or violation thereof.

(e)    In the event of the Participant’s breach of this Section 4, in addition to the injunctive relief described above, all unvested Restricted Stock Units held by the Participant shall immediately forfeit on the date which the Participant breaches this Section 4 unless terminated sooner by operation of another term or condition of this Agreement or the Plan, and any gain realized by the Participant from the vesting of any Restricted Stock Units, following such breach, shall be paid by the Participant to the Company.

(f)    In the event that any provision of this Section 4 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this Section 4 enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement. Notwithstanding anything in this Agreement to the contrary, the post-employment restrictive covenants described in this Section above will not apply to this Award to the extent required under California law.

(g)    Trade Secrets and Confidential Information. The Participant agrees that unless duly authorized in writing by the Company, he will neither during his employment by Constellation nor at any time thereafter divulge or use in connection with any business activity other than that of Constellation any trade secrets or confidential information first acquired by the Participant during and by virtue of employment with Constellation. Notwithstanding the foregoing, nothing in this Agreement prohibits Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Securities and Exchange Commission, or making other disclosures that are protected under the whistleblower protections of federal law or regulation.

5.Committee Discretion. The Committee, in its absolute discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Performance Share Units at any time; provided that, the time or schedule of any amount to be settled pursuant to the terms of this Agreement that provides for the deferral of compensation under Section 409A, may not be accelerated except as otherwise permitted under Section 409A. The Committee has complete and full discretionary authority to make all decisions and determinations under this Agreement, and all decisions and determinations by the Committee will be final and binding upon all persons, including, but not limited to, the Participant and his/her personal representatives, heirs and assigns.

6.Death of Participant. Any distribution or delivery to be made to the Participant under this Agreement shall, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if no beneficiary survives the Participant, the Participant does not designate any beneficiary or the Committee does not permit beneficiary designations, to the administrator or executor of the Participant’s estate. Any designation of a beneficiary by the Participant shall be effective only if such designation is made in a form and manner acceptable to the Committee. Any such permitted transferee upon the Participant’s death must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.Code Section 162(m).

(a)For Participants who are Covered Employees, this Award is intended to comply with the requirements of Code Section 162(m) and the provisions of this Award shall be interpreted and administered consistently with that intent. In that light, the following rules shall apply to the award:

(i)The Committee shall establish the performance targets and terms of this Agreement within 90 days of the commencement of the Valuation Period. The satisfaction of the performance targets for paying Performance Share Units shall be substantially uncertain at the time they are established.

(ii)The amount of Performance Share Units that vest shall be computed under an objective formula and the Committee shall have no discretionary authority to increase the amount of the Performance Share Units that vest or alter the methodology for calculating the Performance Share Units that vest, except as permitted by Code Section 162(m) and the Plan.

(iii)The maximum aggregate number of Shares underlying the Awards of Performance Share Units (together with any Restricted Stock Units) granted under the Plan to any one Participant during any fiscal year of the Company cannot exceed 2,000,000 Shares.

(iv)Before any Performance Share Units are paid to the Participant, the Committee will certify, in writing, the Company’s satisfaction of the pre-established performance target and the number of Performance Share Units payable to the Participant.

(b)    For Participants who are not Covered Employees, this Award is not intended to comply with the requirements of Code Section 162(m). Before an award is paid to the Participant, the Committee will certify, in writing, the number of Performance Share Units awarded to the Participant, and the decision of the Committee shall be conclusive and binding.

8.Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that any delivery of Shares to the Participant is made upon, or as a result of the Participant’s termination of employment (other than as a result of death), and the Participant is a “specified employee” (as that term is defined under Section 409A) at the time the Participant becomes entitled to delivery of such Shares, and provided further that the delivery of such Shares does not otherwise qualify for an applicable exemption from Section 409A, then no such delivery of such Shares shall be made to the Participant under this Agreement until the date that is the earlier to occur of: (i) the Participant’s death, or (ii) six (6) months and one (1) day following the Participant’s termination of employment (the “Delay Period”). For purposes of this Agreement, to the extent the Performance Share Units (or equivalent units received following a Change in Control) are subject to the provision of Section 409A, the terms “ceases to be employed”, “termination of employment” and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Section 409A.

Performance Share Units are generally intended to be exempt from Section 409A as short-term deferrals and, accordingly, the terms of this Agreement shall be construed to preserve such exemption. To the extent that Performance Share Units granted under this Agreement are subject to the requirements of Section 409A, this Agreement shall be interpreted and administered in accordance with the intent that the Participant not be subject to tax under Section 409A. Neither the Company nor any of its Subsidiaries shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A, unless otherwise specified.

9.Settlement of Performance Share Units.

(a)Status as a Creditor. Unless and until Performance Share Units have vested in accordance with Section 2 above and become payable under Section 3 above, the Participant will have no settlement right with respect to any Performance Share Units. Prior to settlement of any vested Performance Share Units, the vested Performance Share Units will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Participant is an unsecured general creditor of the Company, and settlement of Performance Share Units is subject to the claims of the Company’s creditors.

(b)Form of Settlement. Performance Share Units will be settled in the form of Shares of Class A Stock. Fractional Shares will not be issued upon the vesting of Performance Share Units. In the event that a fractional Share is owed to the Participant, the Company may (i) round up the Shares that are payable to the Participant to the nearest whole number, or (ii) pay a cash payment equivalent in place of such fractional Share. Upon issuance, Shares will be electronically transferred to an account in the Participant’s name at the provider then administering the Plan as it relates to the Performance Share Units.

(c)Clawback. Notwithstanding any provision to the contrary, any “clawback” or “recoupment” policy required under applicable law or provided for under Company policy shall automatically apply to this Award.

(d)Execution of Separation Agreement and Release. The Company may require, in its sole discretion, that Shares to be delivered as a result of the Participant's Retirement, if any, shall only be delivered if the Participant executes and delivers to the Company, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that the Participant may have through the date of such release against the Company or its affiliates and such release becoming legally effective and not subject to revocation within thirty (30) days following the Participant's termination of employment. To the extent applicable, if the requirements of the preceding sentence have not been met, the participant will not be entitled to receive any Shares under any Performance Share Units that would otherwise vest as a result of the Participant's Retirement. The provisions of this Section 9(d) shall not affect the timing of the issuance of Shares provided under Section 3(a).

10.Dividend Equivalents.  During the period beginning on the Date of Grant and ending on the date that Shares are issued in settlement of vested Performance Share Units, the Participant will accrue dividend equivalents on Performance Share Units equal to any cash dividend or cash distribution that would have been paid on the Performance Share Unit had that Performance Share Unit been an issued and outstanding Share of Class A Common Stock on the record date for the dividend or distribution.  Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the Performance Share Unit to which they relate (and will be payable with respect to any Shares that are issued or that are withheld pursuant to Section 11 in order to satisfy Participant’s Tax-Related Items), (ii) will be denominated and payable solely in cash and paid in such manner as the Company deems appropriate, and (iii) will not bear or accrue interest.  Dividend equivalent payments, at settlement, will be net of applicable federal, state, local and foreign income and social insurance withholding taxes as provided in Section 11. Upon the forfeiture of the Performance Share Units, any accrued dividend equivalents attributable to such Performance Share Units will also be forfeited.

11.Tax-Related Items and Withholding. Regardless of any action the Company or any of its Subsidiaries takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or any of its Subsidiaries. The Participant further acknowledges that the Company and/or its Subsidiaries (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect to the Performance Share Units, including, but not limited to, the grant, vesting or settlement of the Performance Share Units, the issuance of Shares upon settlement of the Performance Share Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of any Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or its Subsidiaries to satisfy all Tax-Related Items. In this regard, the Company and/or its Subsidiaries, or their respective agents, will withhold Shares to be issued upon vesting/settlement of the Performance Share Units, unless the Company and/or its Subsidiaries, at their discretion, permit the obligation to be satisfied with regard to all Tax-Related Items by one or a combination of the following:

(a)withholding from the Participant’s wages/salary or other cash compensation paid to the Participant by the Company and/or its Subsidiaries; or

(b)withholding from proceeds of the Shares acquired upon settlement of the Performance Share Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization);

however, if the Participant is a Section 16 officer of the Company under the U.S. Securities and Exchange Act of 1934, as amended, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (a) and (b) above.

Notwithstanding anything to the contrary in the Plan, the Participant shall not be entitled to satisfy any Tax-Related Item or withholding obligation that arise as a result of the Agreement by delivering to the Company any shares of capital stock of the Company. To avoid negative accounting treatment, the Company and/or its Subsidiaries may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates (but not in excess of the maximum amount permitted for tax withholding under applicable law). If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares attributable to the vested Performance Share Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

The Participant shall pay to the Company and/or its Subsidiaries any amount of Tax-Related Items that the Company and/or its Subsidiaries may be required to withhold or account for as a result of the Participant’s participation in the Plan that will not for any reason be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

By accepting this grant of Performance Share Units, the Participant expressly consents to the methods of withholding Tax-Related Items by the Company and/or its Subsidiaries as set forth herein, including the withholding of Shares and the withholding from the Participant's wages/salary or other amounts payable to the Participant. All other Tax-Related Items related to the Performance Share Units and any Shares delivered in satisfaction thereof are the Participant's sole responsibility.

12.Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a stockholder of the Company in respect of any Performance Share Units (whether vested or unvested) or underlying Shares unless and until such Performance Share Units vest and the corresponding Shares are issued. After such issuance, the Participant shall have the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, if any.

13.Acknowledgments. The Participant acknowledges and agrees to the following:

(a)The Plan is discretionary in nature and the Committee may amend, suspend, or terminate it at any time.

(b)The grant of the Performance Share Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Share Units, or benefits in lieu of the Performance Share Units, even if the Performance Share Units have been granted repeatedly in the past.

(c)All determinations with respect to future Performance Share Units, if any, including, but not limited to, the times when Performance Share Units shall be granted or when Performance Share Units shall vest, will be at the sole discretion of the Committee.

(d)The Participant’s participation in the Plan is voluntary.

(e)The future value of the Shares is unknown and cannot be predicted with certainty.

(f)No claim or entitlement to compensation or damages arises from the termination or forfeiture of the Award, termination of the Plan, or diminution in value of the Performance Share Units or Shares, and the Participant irrevocably releases the Company and its Subsidiaries from any such claim that may arise.

(g)Neither the Plan nor the Performance Share Units shall be construed to create an employment relationship where any employment relationship did not otherwise already exist.

(h)Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue to be employed by the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company or the Subsidiary, which are hereby expressly reserved, to terminate the employment of the Participant under applicable law.

(i)The transfer of the employment of the Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of service.

(j)Nothing in this Agreement shall affect the Participant’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Subsidiary in which the Participant is entitled to participate.

(k)The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(l)In addition, the following provisions apply if the Participant is providing services outside the United States:

(i)The value of the Performance Share Units is an extraordinary item of compensation, which is outside the scope of the Participant’s employment contract (if any), except as may otherwise be explicitly provided in the Participant’s employment contract (if any).

(ii)The Performance Share Units are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service, or similar payments, or bonuses, long-service awards, pension or retirement benefits.

(iii)The Participant acknowledges and agrees that neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Performance Share Units or of any amounts due to the Participant pursuant to the settlement of the Performance Share Units or the subsequent sale of any Shares acquired upon settlement.

(iv)The Company reserves the right to impose other requirements on participation in the Plan, on the Performance Share Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local laws and Rules or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

14.Changes in Stock. In the event that as a result of a stock dividend, stock split, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other reorganization, the Company’s Class A Stock shall be increased, reduced or otherwise changed, the Performance Share Units shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participant hereunder.

15.Address for Notices. All notices to the Company shall be in writing and sent to the Company’s General Counsel at the Company’s corporate headquarters. Notices to the Participant shall be addressed to the Participant at the address as from time to time reflected in the Company’s employment records as the Participant’s address.

16.Transferability. The Participant shall have no right to sell, assign, transfer, pledge or otherwise encumber the Performance Share Units in any manner. Shares may be sold, assigned, transferred or encumbered only after they are issued to the Participant upon settlement. Following the settlement and issuance of Shares, in the event the Company permits the Participant to arrange for a sale of Shares through a broker or another designated agent of the Company, the Participant acknowledges and agrees that the Company may block any such sale and/or cancel any order to sell placed by the Participant, in each case if the Participant is not then permitted under the Company’s insider trading policy to engage in transactions with respect to securities of the Company. If the Committee determines that the ability of the Participant to sell or transfer Shares is restricted, then the Company may notify the Participant in accordance with Section 15 of this Agreement. The Participant may only sell such Shares in compliance with such notification from the Company.

17.Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

18.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. Capitalized terms not defined in this Agreement shall have the respective meanings given to such terms in the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

19.Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America, regardless of the law that might be applied under principles of conflict of laws.

20.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

21.Severability. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

22.Modifications to this Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

23.Amendment, Suspension or Termination of the Plan. By accepting this Award, the Participant expressly warrants that he or she has received a right to Performance Share Unit under the Plan,

and has received, read, and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.

24.Compliance with Laws and Regulations; General Restrictions on Delivery of Shares. The Participant understands that the vesting of the Performance Share Units under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company (or any Subsidiary) and the Participant with all applicable requirements under the laws and Rules of the country of which the Participant is a resident. Furthermore, the Participant agrees that he or she will not acquire Shares pursuant to the Plan except in compliance with the laws and Rules of the country of which the Participant is a resident.

The Company shall not be required to transfer or deliver any Shares, dividends, dividend equivalents or distributions relating to such Shares until it has been furnished with such opinions, representations or other documents as it may deem necessary or desirable, in its discretion, to ensure compliance with any law or Rules of the Securities and Exchange Commission or any other governmental authority having jurisdiction under the Plan or over the Company, the Participant, or the Shares or any interests therein. The award of Performance Share Units evidenced by this Agreement is also subject to the condition that, if at any time the Committee administering the Plan shall determine, in its discretion, that the listing, registration or qualification of the Shares (or any capital stock distributed with respect thereto) upon the New York Stock Exchange (or any other securities exchange or trading market) or under any United States state or Federal law or other applicable Rule, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of the Performance Share Units evidenced by this Agreement or the issuance, transfer or delivery of the Shares (or the payment of any dividends, dividend equivalents or other distributions related to the Shares), the Company shall not be required to transfer or deliver any Shares, dividends, dividend equivalents or distributions relating to such Shares unless such listing, registration, qualification, consent or approval shall have been effected or obtained to the complete satisfaction of the Committee and free of any conditions not acceptable to the Committee.

25.Authorization to Release and Transfer Necessary Personal Information. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company and the Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and the Subsidiaries may hold certain personal information about the Participant including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Performance Share Units and/or Shares held and the details of all Performance Share Units or any other entitlement to Shares awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Participant’s participation in the Plan (the “Data”). The Participant understands that the Data may be transferred to the Company or any of the Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that any recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of Performance Share Units under the Plan or with whom Shares acquired pursuant to the vesting of the Performance Share Units or cash from the sale of such Shares may be deposited. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company or the Subsidiaries or to any third parties is necessary for his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting his or her local human resources representative in writing. The Participant further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Performance Share Units, and his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

26.Electronic Delivery and Execution. The Participant hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Participant understands that, unless revoked by the Participant by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of this Agreement. The Participant also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

27.English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Plan be drawn up in English. If the Participant receives this Agreement, the Plan or any other documents related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

28.Appendix. Notwithstanding any provision of the Agreement to the contrary, this Performance Share Unit grant and the Shares acquired under the Plan shall be subject to any and all special terms and provisions as set forth in the Appendix, if any, for the Participant’s country of residence (and country of employment, if different). Further, if the Participant transfers his or her residence and/or employment to another country reflected in the Appendix to this Agreement, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws or Rules to facilitate the operation and administration of the Performance Share Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant's transfer). Any applicable Appendix shall constitute part of this Agreement.

SCHEDULE A

The number of Performance Share Units to which the Participant will be entitled if the Participant satisfies the applicable service requirements will be calculated by the Committee based on the Company’s “Relative Total Stockholder Return” (as defined below). Specifically, the Committee shall calculate the number of vested Performance Share Units for the Participant if the Participant satisfies the applicable service requirements by multiplying the Participant’s Target Number of Performance Share Units by the applicable percentage determined as set forth below based on the Company’s Relative Total Stockholder Return results for the specified period. As noted in the Terms and Conditions to this Agreement, special rules apply under certain circumstances, such as death, PSU Disability, PSU Change in Control and Retirement.

The following table shall apply for calculating this Award:

Relative Total Stockholder Return Over the Company’s 20 - 20 Fiscal Years

25th Percentile	33.3ths Percentile	50th Percentile	62.5ths Percentile	75th Percentile
25%	50%	100%	150%	200%

The maximum percentage by which the Participant’s Target Number of Performance Share Units is multiplied cannot exceed 200%, and no Performance Share Units shall vest unless the Company’s Relative Total Stockholder Return performance for the specified period is equal to or greater than the level required to earn an award of 25% of the Participant’s Target Number of Performance Share Units.

If the Company’s Relative Total Stockholder Return performance falls between designated levels of performance set forth in the above table, the percentage by which the Participant’s Target Number of Performance Share Units is multiplied will be calculated by linear interpolation.

Relative Total Stockholder Return shall mean the percentile ranking of the Company's Total Stockholder Return (as defined below) measured relative to each company in the Comparator Group's Comparator Total Stockholder Return (as defined below) during the period from March 1, 20__ through February 2_, 20__ (the “Valuation Period”). The Comparator Group shall consist of those companies that are included in the S&P 500 Index during both the last ten (10) trading days of the Company’s 20__ fiscal year (ending February 2_, 20__) and the last ten (10) trading days of the Company’s 20__ fiscal year (ending February 2_, 20__) and only relates to the class of stock included in that index.

The percentile ranking of the Company’s Relative Total Stockholder Return shall be that fraction which is calculated by dividing the number of companies in the Comparator Group whose Comparator Total Stockholder Return performance is exceeded by the Company (based on the Total Stockholder Return) by the total number of companies in the Comparator Group.

Except as noted in this Schedule A, no adjustments for Extraordinary Items shall be made when calculating Relative Total Stockholder Return.

Total Stockholder Return shall mean the percentage rate of growth during the Valuation Period of an investment of $1,000 in shares of Class A Common Stock on the first day of the Valuation Period, assuming reinvestment of all dividends paid during the Valuation Period and adjusted in an equitable manner for any material stock splits, reverse stock splits or similar transactions.

Comparator Total Stockholder Return for an applicable company in the Comparator Group shall mean the percentage rate of growth during the Valuation Period of an investment of $1,000 in shares of the common stock of the applicable company in the Comparator Group on the first day of the Valuation Period, assuming reinvestment of all dividends paid during the Valuation Period and adjusted in an equitable manner for any material stock splits, reverse stock splits or similar transactions.

Total Stockholder Return for the Company or any applicable company in the Comparator Group shall be measured based on the average Fair Market Value of the applicable share of stock for the last ten (10) trading days prior to the commencement of the Company’s 20__ fiscal year on March 1, 20__ as compared to the average Fair Market Value of the same shares for the last ten (10) trading days of the Company’s 20__ fiscal year ending on February 2_, 20__. The Fair Market Value of the Company’s Class A Common Stock or of a share of the common stock of a company in the Comparator Group shall mean the closing price of a share of that stock on the New York Stock Exchange or other national stock exchange on which that stock is actively traded for that date as reported in the Wall Street Journal, Eastern Edition or such other standard reference service as the Committee may select.

APPENDIX

CANADA
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In addition to the terms and conditions of the Constellation Brands, Inc. Long-Term Stock Incentive Plan (the “Plan”) and the Performance Share Unit Agreement (the “Agreement”), the Participant’s grant of Performance Shares Units is subject to the following additional terms and conditions as set forth in this appendix (the “Appendix”). All defined terms as contained in this Appendix shall have the same meaning as set forth in the Plan and the Agreement.

1.    Resale Restriction. The Participant is permitted to sell the Shares acquired upon vesting through the designated broker appointed under the Plan, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of the stock exchange on which the shares are listed. The shares are currently listed on the New York Stock Exchange.

2.    Use of English Language. The parties acknowledge that it is their express wish that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. As a convenience, the award agreement and other documents have been translated into French.   If the meaning of the translated version of any document or text is different than the English version, the English version will control. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents, notifications et procédures judiciaires conclus, donnés ou intentés en vertu de la présente convention ou se rattachant directement ou indirectement à la présente convention. Pour des raisons pratiques, la convention de subvention et d’autres documents ont été traduits en langue française. Si le sens de la version traduite de tout document ou si le texte est différent de la version anglaise, la version anglaise prévaudra.

MEXICO
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Use of English Language. The parties acknowledge that it is their express wish that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  As a convenience, the award agreement and other documents have been translated into Spanish.   If the meaning of the translated version of any document or text is different than the English version, the English version will control. Uso del idioma inglés. Las partes señalan que es su expreso deseo que el presente acuerdo, así como todos los documentos, comunicaciones y procedimientos judiciales en los que entren a ser parte, otorgados o instituidos a este respecto, o relacionados directa o indirectamente con el mismo, se redacten en inglés. Para su comodidad, el acuerdo de adjudicación y otros documentos han sido traducidos al español. Si el significado de la versión traducida de cualquier documento o texto no fuera el mismo que el de la versión inglesa, prevalecerá el significado de la versión inglesa.

SWITZERLAND
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Securities Law Information. The Performance Share Units are not intended to be publicly offered in or from Switzerland. Neither this document nor any other materials relating to the Plan (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations (ii) may be publicly distributed nor otherwise made publicly available in Switzerland or (iii) have been or will be filed with, approved or supervised by any Swiss regulatory authority, including the Swiss Financial Market Authority (FINMA).